Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pinnacle Financial Partners, Inc.:
We consent to the incorporation by reference in the registration statements Nos. 333-49564, 333-68756, 333-114799, 333-124199, 333-132816, 333-135411, 333-147804, 333-148251, 333-158825, and 333-180865 on Form S-8 and No. 185566 on Form S-3 of Pinnacle Financial Partners, Inc. (the Company) of our reports dated February 25, 2014, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013,  and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10‑K of the Company.
(signed) KPMG LLP
Nashville, Tennessee
February 25, 2014